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                                                      	 	 EXHIBIT 5


                           June 10, 1998               	      312/368-4012


The Board of Directors
Horizon Group, Inc.
5000 Hakes Drive
Norton Shores, Michigan 49441

Dear Sirs:

     We have examined the registration statement on Form S-8 filed with the Securities and Exchange Commission on or about June 10, 1998 (the "Registration Statement") for registration under the Securities Act of 1933, as amended, of 17,108 shares of common stock of Horizon Group, Inc. (the "Company"), par value $0.01 per share ("Common Stock") issued pursuant to certain restricted stock arrangements entered into between the Company and certain of its employees, 655,000 shares of Common Stock reserved for issuance by the Company pursuant to the Company's 1997 Stock Option Plan and 35,000 shares of Common Stock reserved for issuance by the Company pursuant to an employment agreement entered into between the Company and James S. Wassel. We have examined pertinent corporate documents and records of the Company, including its Articles of Incorporation and its Bylaws, and we are familiar with the corporate proceedings had and contemplated in connection with the issuance of shares by the Company. We have also made such other examinations as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

     On the basis of the foregoing, we are of the opinion that the 17,108 shares of Common Stock issued pursuant to certain restricted stock agreements entered into between the Company and certain of its employees have been duly authorized, legally issued, fully paid and non-assessable. We are also of the opinion that the 655,000 shares of Common Stock reserved for issuance pursuant to the 1997 Stock Option Plan and the 35,000 shares of Common Stock reserved for issuance by the Company pursuant to an employment agreement entered into between the Company and James S. Wassel have been duly authorized, and, when issued and sold upon the terms and conditions set forth in such plan and in the options granted and to be granted thereunder, such shares shall be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement and to the reference to our firm in the registration statement under the captions "Legal Matters" and "Interests of Named Experts and Counsel."

Very truly yours,

RUDNICK & WOLFE


By:/S/ HAL M. BROWN
       Hal M. Brown, a Partner